Exhibit 2.9
CLIFFORD CHANCE LLP

EXECUTION VERSION

2 April 2025
AKTIEBOLAGET SVENSK EXPORTKREDIT (PUBL) UNLIMITED PROGRAMME FOR THE CONTINUOUS ISSUANCE OF DEBT INSTRUMENTS
DEED OF COVENANT

10305596215-v8

CONTENTS
Clause	Page
2.    Direct Rights    4
3.    Evidence    4
4.    Provision of Information    5
5.    Benefit of Deed of Covenant    5
6.    The Registered Instruments and the Scandinavian Instruments    6
7.    Deposit of Deed of Covenant    6
8.    Waiver and Remedies    6
9.    Stamp Duties    6
10.    Partial Invalidity    6
11.    Notices    7
12.    Law and Jurisdiction    7
13.    Modification    8

10305596215-v5	70-41087776

THIS DEED OF COVENANT is made on 2 April 2025
BY:
(1)AKTIEBOLAGET SVENSK EXPORTKREDIT (publ) ("SEK");
IN FAVOUR OF
(2)THE ACCOUNTHOLDERS (as defined below);
(3)THE PERSONS from time to time registered as holders either of the Registered Instruments or of Scandinavian Instruments (the "Registered Holders"); and
(4)EACH PROSPECTIVE PURCHASER from time to time of Instruments which has been designated by a Registered Holder as being a person which should receive the information referred to in Rule 144A(d)(4) under the United States Securities Act of 1933 (each, a "Prospective Purchaser" and, together with the Accountholder and the Registered Holders, the "Beneficiaries").
WHEREAS:
(A)SEK has established a programme (the "Programme") for the continuous issuance of debt instruments ("Instruments"). In connection with the Programme, SEK has prepared a base prospectus dated 2 April 2025 (the "Base Prospectus") and has entered into a Fiscal Agency Agreement dated 2 April 2025 (the "Fiscal Agency Agreement") with Deutsche Bank AG, London Branch as fiscal agent (the "Fiscal Agent", which expression includes any successor fiscal agent appointed from time to time in connection with the Instruments) and the other parties referred to therein as the same may be amended, supplemented or replaced from time to time. In connection with each issue of Instruments in uncertificated and dematerialised book entry form issued in accordance with the Swedish Financial Instruments Accounts Act (SFS 1998: 1479), as amended (the "SFIA Act"), the Finnish Book-Entry System Act (FI 826/1991), as amended (the "FBES") and the Danish Securities Trading Act (Consolidated Act No. 360 of 6 May 2009), as amended (the "Danish Securities Act") (the "ESw Instruments", the "EFi Instruments", the "VP Instruments" respectively, and together the "Scandinavian Instruments"), the ESw Agreement, EFi Agreement and VP Agreement, respectively (together, the "Scandinavian Agreements") between SEK and the relevant Scandinavian Clearing System will apply to the Scandinavian Instruments in place of, and in full substitution for, the Fiscal Agency Agreement (save in respect of Schedule 10 (Provisions for Meetings of Holders of Instruments) thereto).
(B)Instruments may be issued: (i) in bearer form ("Bearer Instruments"); (ii) in registered form ("Registered Instruments"); or (iii) in uncertificated and dematerialised book entry form with the legal title thereto being evidenced by book entries in the register kept by the relevant Scandinavian Clearing System ("Scandinavian Instruments").
(C)Each Tranche of Bearer Instruments will initially be in the form of either a temporary global note in bearer form (the "Temporary Global Instrument") or a permanent global instrument in bearer form (the "Permanent Global Instrument"), in each case as specified in the relevant Final Terms. Each Temporary Global Instrument will be exchangeable for a Permanent Global Instrument or, if so specified in the relevant Final Terms, for Definitive Instruments. Each Permanent Global Instrument will be exchangeable for Definitive Instruments in accordance with its terms. Registered Instruments will not be exchangeable for Bearer Instruments or Scandinavian Instruments, and vice-versa.

10305596215-v8	- 1 -	70-41087776

(D)Each Tranche of Registered Instruments will be represented by: individual instrument certificates ("Individual Instrument Certificates") available for physical delivery only; or one or more restricted or unrestricted global international instrument certificates ("Global Instrument Certificates") exchangeable for Individual Instrument Certificates, as may be specified in the relevant Final Terms.
(E)Scandinavian Instruments will not be represented by certificates of any kind, and Definitive Instruments will not be issued in respect of any Scandinavian Instruments.
(F)SEK wishes to constitute the Registered Instruments and the Scandinavian Instruments by deed poll and to make arrangements for the protection of the interests of Relevant Accountholders in certain circumstances.
NOW THIS DEED OF COVENANT WITNESSES as follows:
1.INTERPRETATION
1.1Definitions
All terms and expressions which have defined meanings in the Base Prospectus, the Dealership Agreement or the Fiscal Agency Agreement shall have the same meanings in this Deed of Covenant except where the context requires otherwise or unless otherwise stated or otherwise defined herein. In addition, in this Deed of Covenant the following expressions have the following meanings:
"Accountholder" means any accountholder with a Clearing System which at the Determination Date has credited to its securities account with such Clearing System one or more Entries in respect of a Global Note, except for any Clearing System in its capacity as an accountholder of another Clearing System;
"Clearing System" means Euroclear Bank SA/NV, Clearstream Banking, S.A. and The Depositary Trust Company and any other clearing system (except for the Scandinavian Clearing Systems, as defined below) which may be specified in the relevant Final Terms, Pricing Supplement or Drawdown Prospectus, as the case may be;
"Conditions" has the meaning given in the Base Prospectus except that, in relation to any particular Tranche of Instruments, it means the Conditions (as defined in the Base Prospectus) as completed, supplemented, amended and/or replaced by the relevant Final Terms, and any reference to a numbered Condition shall be construed accordingly;
"Determination Date" means, in relation to any Global Instrument or Global Instrument Certificate, the date on which such Global Instrument or Global Instrument Certificate becomes void in accordance with its terms;
"Direct Rights" means the rights referred to in Clause 2.1 (Direct Rights - Creation);
"Entry" means, in relation to a Global Instrument or Global Instrument Certificate, any entry which is made in the securities account of any Accountholder with a Clearing System in respect of Instruments represented by such Global Instrument or Global Instrument Certificate;
"Global Instrument" means as the context may require, a Permanent Global Instrument or a Temporary Global Instrument;

10305596215-v8	- 2 -	70-41087776

"Principal Amount" means, in respect of any Entry, the aggregate principal amount of the Instruments to which such Entry relates;
"Registrar" means each registrar appointed from time to time in connection with the Global Instrument Certificate as provided in the Conditions of the relevant Instruments; and
"Scandinavian Clearing Systems" means Euroclear Sweden AB ("ESw"), Euroclear Finland ("EFi") and VP Securities A/S ("VP").
1.2Clauses
Any reference in this Deed of Covenant to a Clause is, unless otherwise stated, to a clause hereof.
1.3Other agreements
All references in this Deed of Covenant to an agreement, instrument or other document (including the Base Prospectus, the Dealership Agreement and the Fiscal Agency Agreement) shall be construed as a reference to that agreement, instrument or other document as the same may be amended, supplemented, replaced or novated from time to time. In addition, in the context of any particular Tranche of Instruments, each reference in this Deed of Covenant to the Base Prospectus shall be construed as a reference to the Base Prospectus as completed, supplemented, amended and/or replaced by the relevant Final Terms.
1.4Legislation
Any reference in this Deed of Covenant to any legislation (whether primary legislation or regulations or other subsidiary legislation made pursuant to primary legislation) shall be construed as a reference to such legislation as the same may have been, or may from time to time be, amended or re-enacted.
1.5Headings
Headings and sub-headings are for ease of reference only and shall not affect the construction of this Deed of Covenant.
1.6Final Terms, Pricing Supplement or Drawdown Prospectus
In the case of a Tranche of Instruments issued pursuant to a Drawdown Prospectus, each reference in this Deed of Covenant to "Final Terms" shall be read and construed as a reference to such Drawdown Prospectus unless the context requires otherwise.
In the case of a Tranche of Instruments issued pursuant to a Pricing Supplement, each reference in this Deed of Covenant to "Final Terms" shall be read and construed as a reference to such Pricing Supplement unless the context requires otherwise.

10305596215-v8	- 3 -	70-41087776

2.DIRECT RIGHTS
2.1Creation
If any Global Instrument or Global Instrument Certificate representing all or part of a Tranche of Instruments becomes void in accordance with its terms, then each Accountholder shall have against SEK all rights (the "Direct Rights") which such Accountholder would have had in respect of the Instruments if (immediately before the Determination Date in relation to the relevant Global Instrument or Global Instrument Certificate) Definitive Instruments or Individual Instrument Certificates (as the case may be) had been duly executed, authenticated and issued in its favour by SEK in exchange for its interest in the relevant Global Instrument or Global Instrument Certificate in an aggregate principal amount equal to the Principal Amount of such Accountholder's Entries relating to such Global Instrument or Global Instrument Certificate, including, without limitation, rights to receive all payments due at any time in respect of the Instruments represented by such Definitive Instruments or Individual Instrument Certificates (as the case may be) as if such Definitive Instruments or Individual Instrument Certificates, respectively, had (where required by the Conditions) been duly presented and (where required by the Conditions) surrendered on the due date in accordance with the Conditions. Anything which might prevent the issuance of Definitive Instruments or Individual Instrument Certificates in an aggregate principal amount equal to the Principal Amount of any Entry of any Accountholder shall be disregarded for the purposes of this Clause 2.1 but without prejudice to its effectiveness for any other purpose.
2.2No Further Action
2.3No further action shall be required on the part of SEK or any other person:
2.3.1 Direct Rights: for the Accountholders to enjoy the Direct Rights; or
2.3.2Benefit of the Conditions: for each Accountholder to have the benefit of the Conditions as if they had been incorporated mutatis mutandis into this Deed of Covenant, provided, however, that nothing herein shall entitle any Accountholder to receive any payment in respect of any Global Instrument or Global Instrument Certificate which has already been made.
3.EVIDENCE
3.1Records
The records of the relevant Clearing System shall, in the absence of manifest error, be conclusive as to the identity of the Accountholders and the Principal Amount of any Entry credited to the securities clearance account of each Accountholder with such Clearing System at any time. Any statement issued by a Clearing System setting out:
3.1.1Name: the name of the Accountholder in respect of which it is issued; and

10305596215-v8	- 4 -	70-41087776

3.1.2Principal Amount: the Principal Amount of any Entry credited to the securities account of such Accountholder with such Clearing System on any date, shall, in the absence of manifest error, be conclusive evidence of the records of the relevant Clearing System for all purposes of this Deed of Covenant (but without prejudice to any other means of producing such records in evidence).
3.2Determination Date
If a Clearing System determines the Determination Date, such determination shall be binding on all Accountholders with such Clearing System.
4.PROVISION OF INFORMATION
SEK covenants in favour of each Accountholder, Registered Holder and Prospective Purchaser that it will, for so long as any Instruments are "restricted securities" within the meaning of Rule 144(a)(3) under the United States Securities Act of 1933, as amended, (the "Securities Act"), and during any period in which it is neither subject to sections 13 or 15(d) of the United States Securities Exchange Act of 1934 (the "Exchange Act") nor exempt from reporting pursuant to Rule 12g3 2(b) under the Exchange Act, furnish to each Registered Holder or beneficial owner of such Instruments in connection with any resale thereof and to any Prospective Purchaser of such Instruments from such Registered Holder or beneficial owner, in each case upon request, the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act and will otherwise comply with the requirements of Rule 144A(d)(4) under the Securities Act (so long as such requirement is necessary in order to permit holders of Instruments to effect re-sales pursuant to Rule 144A).
5.BENEFIT OF DEED OF COVENANT
5.1Any Instruments issued under the Programme on or after the date of this Deed of Covenant shall have the benefit of this Deed of Covenant but shall not have the benefit of any subsequent deed of covenant relating to the Programme (unless expressly so provided in any such subsequent deed).
5.2This Deed of Covenant shall take effect as a deed poll for the benefit of the Beneficiaries from time to time.
5.3This Deed of Covenant shall enure to the benefit of each Beneficiary and its (and any subsequent) successors and assigns, each of which shall be entitled severally to enforce this Deed of Covenant against SEK.
5.4SEK shall not be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder. Each Beneficiary shall be entitled to assign all or any of its rights and benefits hereunder.
6.THE REGISTERED INSTRUMENTS AND THE SCANDINAVIAN INSTRUMENTS
6.1SEK hereby constitutes the Registered Instruments and the Scandinavian Instruments and covenants in favour of each Registered Holder that it will duly perform and comply with the obligations expressed to be undertaken by it in each Global Instrument Certificate or Individual Instrument Certificate (as the case may be), in the

10305596215-v8	- 5 -	70-41087776

case of Registered Instruments, and in the Conditions in the case of the Registered Instruments and the Scandinavian Instruments (and for this purpose any reference in the Conditions to any obligation or payment under or in respect of the Instruments shall be construed to include a reference to any obligation or payment under or pursuant to this provision).
6.2The Conditions of the Scandinavian Instruments as set out in the Base Prospectus shall be deemed to be incorporated by reference in, and to form part of, this Deed of Covenant and shall have effect as if they had been set out in full herein and references therein to the "relevant Final Terms" shall, in the case of any Tranche of ESw Instruments, EFi Instruments or VP Instruments, as the case may be, be deemed to be references to Final Terms or Pricing Supplement or Drawdown Prospectus in respect of such Tranche deposited by SEK with ESw, EFi or VP, as the case may be, and the relevant Issuing Agent.
7.DEPOSIT OF DEED OF COVENANT
An original of this Deed of Covenant shall be deposited with and held by each of the Fiscal Agent and each Registrar (other than ESw, EFi or VP in the case of Scandinavian Instruments) until the date on which all the obligations of SEK under or in respect of the Instruments (including, without limitation, its obligations under this Deed of Covenant) have been discharged in full. SEK hereby acknowledges the right of every Beneficiary to the production of this Deed of Covenant.
8.WAIVER AND REMEDIES
No failure to exercise, and no delay in exercising, on the part of any Beneficiary, any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right. Rights hereunder shall be in addition to all other rights provided by law.
9.STAMP DUTIES
SEK shall pay all stamp, registration and other taxes and duties (including any interest and penalties thereon or in connection therewith) which are payable upon or in connection with the execution and delivery of this Deed of Covenant, and shall, to the extent permitted by law, indemnify each Beneficiary against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees and any applicable value added tax) which it incurs as a result or arising out of or in relation to any failure to pay or delay in paying any of the same.
10.PARTIAL INVALIDITY
If at any time any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby.

10305596215-v8	- 6 -	70-41087776

11.NOTICES
11.1All notices and other communications to SEK hereunder shall be made in writing (by letter or electronic communication) and shall be sent to SEK at:
Address:    Fleminggatan 20
SE112 26
Stockholm
Sweden
Email:    NewIssueDesk@sek.se
Attention:    Treasury Support
or such other address or for the attention of such other person or department as SEK has notified to the Beneficiaries in the manner prescribed for the giving of notices in connection with the Instruments.
11.2Every notice or other communication sent in accordance with this Clause 11.2 shall be effective, in the case of letter, upon receipt by SEK and, in the case of an electronic communication, upon the relevant receipt of such communication being read is given or, where no read receipt is requested by the sender, at the time of sending provided that no delivery failure notification is received by the sender within 24 hours of sending such communication; provided, however, that any such notice or other communication which would otherwise take effect after 4.00 p.m. (Stockholm time) on any particular day shall not take effect until 10.00 a.m. on the immediately succeeding business day in the place of SEK.
12.LAW AND JURISDICTION
12.1This Deed of Covenant and any non-contractual obligations arising out of or in connection with it are governed by English law.
12.2The courts of England have exclusive jurisdiction to settle any dispute (a "Dispute"), arising from or connected with this Deed of Covenant (including a dispute regarding the existence, validity or termination of this Deed of Covenant) or the consequences of its nullity.
12.3SEK agrees that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that it will not argue to the contrary.
12.4Clause 12.2 is for the benefit of the Beneficiaries only. As a result, nothing in this Clause 12 prevents the Beneficiaries from taking proceedings relating to a Dispute ("Proceedings") in any court of a Member State under the Brussels Ia Regulation (in accordance with its Chapter II, Sections 1 and 2) or of a State that is a party to the Lugano II Convention (in accordance with Title II, Sections 1 and 2). To the extent allowed by law (save as aforesaid), the Beneficiaries may also initiate concurrent Proceedings in any number of jurisdictions.
In this Clause 12, "Brussels Ia Regulation" means Regulation (EU) No 1215/2012 of the European Parliament and of the Council of 12 December 2012 on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters; and "Lugano II Convention" means the Convention on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters, signed on 30 October 2007.

10305596215-v8	- 7 -	70-41087776

12.5SEK agrees that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on it by being delivered to The Trade Commissioner for the time being at Business Sweden - The Swedish Trade and Invest Council, 5 Upper Montagu Street, London, W1H 2AG, United Kingdom (or its other address in England from time to time) or, in the event that such person ceases to be the Trade Commissioner, such other person as shall be the Trade Commissioner from time to time. If the appointment of the said person ceases to be effective, SEK shall on the written demand of any Beneficiaries appoint another person in England to accept service of process in any other manner permitted by law. Nothing in this paragraph shall affect the right of any Beneficiary to serve process in any other manner permitted by law. This clause applies to Proceedings in England and to Proceedings elsewhere.
13.MODIFICATION
The Agency Agreement contains provisions for convening meetings of holders to consider matters relating to the Instruments, including the modification of any provision of this Deed of Covenant. Any such modification may be made by supplemental deed poll if sanctioned by an Extraordinary Resolution and shall be binding on all Beneficiaries (to the extent that this Deed of Covenant relates to the relevant Series of Instruments).

10305596215-v8	- 8 -	70-41087776

IN WITNESS WHEREOF this Deed of Covenant has been executed as a deed by SEK and is intended to be and is hereby delivered on the day and year first before written.

EXECUTED as a deed            )
By AKTIEBOLAGET SVENSK EXPORTKREDIT (publ)    )
Acting by            )

/s/ Susanna Rystedt
Susanna Rystedt
Acting CFO

/s/ Anna Finnskog
Anna Finnskog
Signature page to the Deed of Covenant.